Filed Pursuant to Rule 433
Registration Nos. 333-205992
and 333-205992-02

Free Writing Prospectus dated November 8, 2018

Volkswagen Auto Loan Enhanced Trust 2018-2

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus dated November 8, 2018 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Citigroup	SOCIETE GENERALE	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.